Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of September 9, 2021 by and between AutoNation, Inc. (together with its subsidiaries and affiliates, the “Company”), and Michael Manley (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive desire to enter into this Agreement, effective as of the date hereof, and desire to set forth herein the terms and conditions of the Executive’s employment with the Company, including certain non-competition covenants applicable to the Executive.
TERMS OF AGREEMENT
In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
1.Employment.
(a)Employment Period; Principal Office. The term of Executive’s employment under this Agreement as Chief Executive Officer of the Company shall commence on November 1, 2021 (the “Commencement Date”) and, unless earlier terminated pursuant to Section 2 below, shall continue for a period ending on the date that is three (3) years following the Commencement Date (the “Original Employment Period”). The Original Employment Period shall be automatically renewed for successive one (1) year terms (the “Renewal Terms”) unless at least one hundred eighty (180) days prior to the expiration of the Original Employment Period or any Renewal Term, either Party notifies the other Party in writing that Executive or the Company is electing to terminate this Agreement at the expiration of the then current Employment Period. The “Employment Period” hereunder shall mean the Original Employment Period and all Renewal Terms. Executive shall be based at a principal office located in Fort Lauderdale, Florida (“Principal Office”).
(b)Duties and Responsibilities. During the Employment Period, the Executive shall have such authority and responsibility and perform such duties as are customary to the offices the Executive holds or as may be reasonably assigned to him from time to time at the direction of the Company’s Board of Directors (the “Board”). During the Employment Period, the Executive’s employment shall be full time, and the Executive shall perform his duties in furtherance of the business affairs and activities of the Company honestly, diligently, competently, in good faith and in what he believes to be the best interests of the Company and shall use his best efforts to promote the interests of the Company. Executive shall report directly to the Board. Executive shall be provided a full-time executive administrative assistant based in Fort Lauderdale, Florida to provide support and assistance to the Executive with the performance of his duties and obligations to the Company. Executive shall be permitted during his employment with the Company to be a member of one for-profit company board of directors other than Company, and shall be permitted to be a member of one not-for-profit board of directors, subject to any notice and approval requirements under the Company’s Corporate Governance Guidelines, which approvals shall not be unreasonably withheld, provided that such activities do not violate Paragraph 3 below or materially interfere with the proper performance of Executive’s duties and responsibilities under this Agreement. The for-profit company board of directors of Executive is currently a member has been pre-approved.
(c)Policies. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish in writing for officers of the Company or employees generally. The Executive shall be required to accumulate (and hold during the Employment Period) within the Original Employment Period of three (3) years, Company common stock with an aggregate value equal to five (5) times the Executive’s Salary (as defined below) in accordance with the Company’s Executive Stock Ownership Guidelines (the “Ownership Guidelines”) in effect from time to time for senior executives of the Company, except that, notwithstanding the terms of the Ownership Guidelines, any and all restricted stock units held by the Executive shall count as ownership (once performance-based conditions, if any, have been satisfied) for purposes of the Executive’s requirements thereunder.

(d)Base Salary. In consideration for the Executive’s services hereunder and the restrictive covenants contained herein, the Executive shall be paid a base salary during the Employment Period at an annual rate of $1,300,000 (the “Salary”). The Salary will be payable in accordance with the Company’s customary payroll practices and will be subject to annual review and adjustment by the Compensation Committee (the “Committee”) of the Board (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the Salary shall not be reduced during the Employment Period.
(e)Bonus. During the Employment Period, commencing as of January 1, 2022, the Executive shall participate in the Company’s annual bonus plan for senior executives as in effect from time to time (the “Plan”) upon such terms and conditions as are determined in the discretion of the Committee (or such other duly authorized committee or subcommittee, as applicable) consistent with the performance goals and Plan structure maintained by the Company for other senior executives of the Company; provided, however, that the Executive’s annual target bonus opportunity pursuant to such Plan (the “Annual Target Bonus”) shall be no less than 200% of the Executive’s Salary at such time, with a minimum bonus opportunity of 50% of target to the extent that the threshold level of performance is met and a maximum bonus opportunity of 200% of target to the extent that the maximum level of performance is met or exceeded under the Plan.
(f)Benefits. During the Employment Period, the Executive shall be eligible (i) to participate in any retirement plans, life and health insurance programs and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of executives of the Company, subject to the provisions of such plans and programs, (ii) to receive an annual vehicle allowance of $45,000. In addition, the Executive shall be eligible for reasonable and appropriate relocation benefits in connection with the relocation of Executive and his immediate family from Michigan to Florida, pursuant to the Company’s relocation assistance policy and such other terms as are agreed prior to the Commencement Date. In connection with Executive’s relocation, the Company shall also reimburse Executive for his reasonable costs associated with Executive’s retention of financial planning and tax planning professionals up to an aggregate cost of $20,000. The Company shall, at its sole expense upon request by Executive, provide to Executive and his immediate family a personal security detail in the event of any bona fide threats of physical harm are made toward Executive or his immediate family.
(g)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(h)Expenses. In addition to the compensation and benefits described above, the Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company during the Employment Period, upon delivery of receipts and pursuant to the reimbursement standards and guidelines of the Company.
(i)Equity-Based Awards.
(i)During the Employment Period, commencing as of January 1, 2022, the Executive will be eligible to participate in the 2017 Employee Equity and Incentive Plan or any successor plan thereto, consistent with the timing of and documentation for the grant of annual awards to other senior executives of the Company, which shall be determined in the sole discretion of the Board or the Committee. During the Employment Period, the Executive’s annual target long term incentive opportunity shall be $7,200,000 measured by grant date value. The annual long-term incentive awards granted to the Executive shall be delivered in the following forms, in each case subject to the applicable award agreement: (x) with respect to two-thirds (2/3) of the total award, restricted stock units that cliff vest based upon a three-year performance cycle, subject to the performance goals or metrics to be determined by the Committee after the Committee has discussed and conferred with Executive and (y) with respect to one-third (1/3) of the total award, restricted stock units that vest ratably over a three year vesting period.
(ii)In respect of 2021, as an inducement award, the Executive shall be granted, effective as of the Commencement Date, restricted stock units subject to a three-year ratable vesting schedule (1/3 vesting on the anniversary of the Commencement Date, 1/3 vesting on the date prior to the second anniversary of the Commencement Date and 1/3 vesting on the date prior to the third anniversary of the Commencement Date), with an aggregate grant date fair value of $6,700,000. The Executive’s 2021 inducement grant shall otherwise be subject to the terms and conditions of the 2017 Employee Equity and Incentive Plan and applicable award agreements. The Executive shall not transfer, assign, pledge or hypothecate in any way, whether by operation of the law or otherwise (any such disposition being referred to herein as a “Transfer”), except by will or the laws of descent and distribution, the shares of Company common stock issuable pursuant to the inducement award unless the Executive has and would continue to meet the Company’s Executive Officer Stock Ownership Guidelines, as in effect from time to time, including as expressly provided herein. The foregoing Transfer restrictions shall not apply to shares of common stock withheld by the Company to settle tax liabilities related to vesting of the inducement award.
(iii)Sign-On Bonus. As soon as reasonably practicable following the Commencement Date, the Executive shall be paid a sign-on bonus in the gross amount of $1,500,000 (the “Sign-On Bonus”) in a cash lump sum, subject to the condition that the Executive shall be required to repay the entire amount of the Sign-On Bonus (less the amount of any taxes, withholdings or other deductions which reduced the amount of the Sign-On Bonus actual received by the Executive) to the Company in the event that, during the twelve (12) month period following the Commencement Date, the Executive terminates his employment with the Company without Good Reason or incurs a termination of employment for Cause (as such terms are defined below).
2.Termination.
(a)Cause, Death and Disability. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive for “Cause” (as defined below). Upon any such termination by the Company for Cause, the Executive or his legal representatives shall be entitled to that portion of the Salary accrued through the date of termination (the “Accrued Salary”), and the Company shall have no further obligations hereunder. “Cause” means that the Executive has: (i) breached his restrictive covenants set forth in this Agreement after written notice to Executive and a reasonable opportunity to cure if the breach is curable; (ii) failed or refused to perform his assigned duties and responsibilities to the Company in any material respect, after written notice and a reasonable opportunity to cure, provided that where the performance of such assigned duties would be a violation of law, such failure shall not be deemed to constitute Cause hereunder; (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his duties to the Company; (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony; or (v) willfully violated any material Company policies (including the Code of Ethics Policy for Senior Officers) in any material respect. No act or failure to act on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that the Executive’s act or failure to act was in the best interests of the Company.
The Company acknowledges that the Executive may resign or otherwise terminate the Employment Period and his employment with the Company without Good Reason (as defined below), provided that (a) the Company shall have no further obligations hereunder from and after the end of the Employment Period (other than the Accrued Salary) in such event and the Executive’s rights with respect to any equity-based awards held by him shall be as set forth in the applicable equity or other incentive plan and any award agreements and (b) the Executive shall provide reasonable written notice to the Company (in no event less than twenty (20) business days) of such resignation or termination, shall provide a reasonable transition of his duties and responsibilities with the Company and shall coordinate with the Company as to the public communication of the resignation or termination in order to ensure an orderly transition.
In addition, in the event that during the Employment Period the Executive (i) dies, the Employment Period shall automatically terminate, or (ii) is unable to perform his duties and responsibilities as provided herein, with reasonable accommodation, due to his physical or mental disability or sickness (a) for more than ninety (90) consecutive days, or one hundred (100) non-consecutive days, during any period of twelve (12) consecutive months or (b) reasonably expected to extend for greater than three (3) months, the Company may at its election terminate the Employment Period and the Executive’s employment. In the case of clause (i) or clause (ii) above, the Company shall have no further obligations hereunder from and after such termination date (other than the Accrued Salary) and the Executive’s rights with respect to any equity-based awards held by him shall be as set forth in the applicable equity or other incentive plan and any award agreements.

(b)Without Cause by the Company or by Executive for Good Reason. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive without Cause. At any time during the Employment Period, the Executive shall have the right to terminate the Employment Period for Good Reason if, after delivery of written notice to the Company of his intent to terminate the Employment Period for Good Reason, the Company has not cured the circumstances constituting “Good Reason” within thirty (30) days. If the Company fails to cure the circumstances constituting Good Reason within thirty (30) days, the date of written notice provided by the Executive pursuant to the preceding sentence shall be deemed the date of resignation. Upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and within sixty (60) days of termination of the Executive’s employment the Executive executes a reasonable and mutually acceptable severance agreement with the Company that includes a release of the Company and a covenant of reasonable cooperation on matters Executive is involved with pertaining to the Company (a “Severance Agreement”), the Executive will be entitled to receive:
(i)A cash lump sum payment on the first administratively practical regular payroll date next following the effectiveness of the release set forth in the Severance Agreement (but in no event later than thirty (30) days following such effectiveness), 1.5 times the sum of (A) the Executive’s Salary as in effect on the date of the Executive’s termination of employment (or if greater, as in effect prior to the event giving rise to Good Reason) and (B) the Executive’s target annual bonus as in effect on the date of the Executive’s termination of employment (or if greater, as in effect prior to the event giving rise to Good Reason),
(ii)In a lump sum at the same time bonuses are paid to active employees generally and as soon as reasonably practicable following the effectiveness of the release set forth in the Severance Agreement, but in no event later than March 15th of the calendar year following the calendar year that includes the date of the Executive’s termination of employment, an amount equal to the Executive’s annual bonus based on actual performance as determined by the Committee, pro-rated for the number of days the Executive was employed during the calendar year through the date of the Executive’s termination of employment, and
(iii)Immediate and full vesting with respect to all outstanding time-vesting equity awards held by the Executive upon the effectiveness of the release set forth in the Severance Agreement and, with respect to outstanding performance based awards, vesting in accordance with actual performance as determined by the Compensation Committee as of the end of the year prior to the year in which the termination occurs for each open performance cycle, or for any award for which there has not been a full year of performance, at the target level of performance (to be paid out upon the effectiveness of the release set forth in the Severance Agreement) subject to the Executive’s continued compliance with the provisions of Paragraphs 3 and 4 below.
“Good Reason” means the occurrence (without the Executive’s express written consent) of any one of the     following acts by the Company, or failures by the Company to act:
(i)the assignment to the Executive of any duties inconsistent with the Executive’s status or a substantial adverse alteration in the nature or status of the Executive’s responsibilities, including, without limitation, the Executive ceasing to be Chief Executive Officer of the Company;
(ii)a reduction by the Company in the Executive’s Salary, or other material decrease in compensation (including the failure by the Company to pay to the Executive’s a material portion of the Executive’s current compensation, within seven (7) days of the date such compensation is due, and including the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or an adverse change in the Executive’s participation therein (or in such substitute or alternative plan) either in terms of the amount or timing of payment of benefits provided or the level of the Executive’s participation relative to other participants);

(iii)the required relocation of the Executive’s principal place of employment by more than fifty (50) miles or the Company’s requiring the Executive’s to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s previous business travel obligations; or
(iv)a material breach by the Company of this Agreement or any equity award agreement between Executive and the Company.
The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, that the Executive provides the Company with a written notice of termination (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason) within sixty days (60) days following the date that Executive obtains knowledge of or reasonably should have knowledge of the occurrence of the event constituting Good Reason. In no event shall the Executive have Good Reason to terminate employment if such act or failure to act has been cured within thirty (30) days after a notice of termination is delivered by the Executive to the Company. Any termination of employment by the Executive for Good Reason hereunder shall occur no later than the date that is the three (3) month anniversary of the initial existence of the condition giving rise to the termination right.
(c)Contemporaneously with termination of the Executive’s employment with the Company for any reason, the Executive shall automatically resign from all offices and positions Executive holds with the Company or any affiliate or subsidiary without any further action on the part of Executive or the Company.
(d)Upon the termination of the Executive’s employment at any time and for any reason, or at any other time the Board may so direct, the Executive shall promptly deliver to the Company’s headquarters all of the property and equipment of the Company, its subsidiaries, affiliates (including any Company cell phones, Company pagers, and Company credit cards) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of the Executive’s employment at any time and for any reason, the Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.
(e)Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) no amounts shall be paid to the Executive under Paragraph 2 of this Agreement until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid within 30 days following the date that is six months following the Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. Notwithstanding anything herein to the contrary, in no event shall the timing of the Executive’s execution of the release described in Severance Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.
3.Restrictive Covenants. The Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the “Auto Business”). The Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) the Executive’s position with the Company is such that he will be privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company. The Executive hereby agrees that, during the Executive’s employment with the Company and for a period set forth below following the termination of the Executive’s employment with the Company (by the Company or the Executive for any reason), the Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducts business at any time during Executive’s employment with the Company):
(a)For a period of one (1) year following the Executive’s employment with the Company, participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive’s employment by the Company on or after the date hereof;
(b)For a period of one (1) year following the Executive’s employment with the Company, employ, or knowingly permit any company or business directly or indirectly controlled by him to employ, any person who is known by Executive to be, or have been, employed by the Company or any subsidiary or affiliate of the Company at or within the prior six (6) months as an executive of the Company, or in any manner seek to induce any such person to leave his or her employment (including, without limitation, for or on behalf of a subsequent employer of the Executive);
(c)For a period of one (1) year following the Executive’s employment with the Company, solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during the Executive’s relationship with the Company; or
(d)For a period of one (1) year following the Executive’s employment with the Company, request or advise any Person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.
4.Confidentiality; Non-Disparagement.
(a)The Executive hereby agrees that, without the prior approval of the Company, he shall not at any time during the Employment Period and for a period of five (5) years after his employment with the Company: (1) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements: (x) concerning any confidential or non-public information of or about the Company or any of its businesses or, except in a positive manner, concerning the reputation of the Company or the personal or business reputations of its directors, officers, shareholders or employees, (y) concerning any matter he has participated in while an employee of the Company, other than in a positive manner and to the extent that it would not involve disclosing any confidential or non-public information, or (z) in relation to any matter concerning the Company or any of its businesses occurring after the Employment Period, other than in a positive manner; or (2) take any action with the intent to impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company with any third party; provided that, subject to the restrictions set forth in Paragraph 3(a), the foregoing shall not prevent Executive from engaging in fair competition without the use or benefit of any confidential information obtained by virtue of his employment with the Company.
(b)Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to her attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Nothing in this Agreement shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by the Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a Federal, State or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.
5.Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Paragraphs 3 and 4 are reasonable in scope and duration and are necessary to protect the Company. If any provision of Paragraphs 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Paragraph 3 or 4 will cause irreparable injury to the Company, and upon breach of any provision of such Paragraphs, the Company shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages and reimbursement of the severance benefits paid to the Executive under Paragraph 2(b)).
6.Indemnification. The Company shall indemnify and hold harmless Executive from any action, lawsuit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, against expenses (including attorney’s), judgments, fines and settlements, provided Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, as provided in the Company’s By-Laws.
7.Reimbursement of Attorney Fees. The Company shall reimburse the Executive for the attorney fees and related expenses arising out of the negotiation, drafting and execution of this Agreement in an amount not to exceed $25,000.
8.Corporate Private Aviation. Executive shall, at the expense of the Company, have use of the private aviation equipment owned or subscribed to by the Company for the purpose of traveling for business purposes. If the private aviation equipment owned or subscribed to by the Company is not otherwise available due to scheduling conflicts, maintenance issues, malfunction or any other reason Executive shall be permitted to charter, at the expense of the Company, private aviation equipment for the purpose for traveling for business purposes.
9.Notices. All notices, requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or email or facsimile transmission, if such transmission is confirmed by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties):

To the Company:
AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Attention: General Counsel
Email: edmundsc@autonation.com
Telecopy: (954) 769-6340
To Executive:
Michael Manley
[Address omitted]
10.Amendment, Waiver, Remedies. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.
11.Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by him. The Company may assign its rights, together with its obligations hereunder, to any of its affiliates or subsidiaries, or any successor thereto, provided nothing in this Paragraph 10 shall affect or modify the obligations of the Company pursuant to Paragraph 1 of this Agreement, and unless assigned to a successor, provided further that the Company shall be a continuing obligor of the financial and non-financial obligations to the Executive pursuant to this Agreement.
12.Severability; Survival; Term. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement (other than Paragraph 1 and, except for obligations in Paragraph 2 resulting from a termination of the Employment Period, Paragraph 2) will survive the termination for any reason of the Employment Period and Executive’s relationship with the Company.
13.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
14.Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
15.Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.
16.Conflicts. In the event of any material and adverse conflicts between this Agreement and any other plan, rule, policy or procedure of the Company, the terms and conditions of this Agreement shall control and supersede any other such plans, rules, policies or procedures.
* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
AUTONATION, INC.,
a Delaware corporation
/s/ Mike Jackson
By: Mike Jackson, Chief Executive Officer
EXECUTIVE
/s/ Michael Manley
Michael Manley